UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934 (Amendment No.     )

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SIMMONS FIRST NATIONAL CORPORATION

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SUPPLEMENT TO THE PROXY STATEMENT OF

SIMMONS FIRST NATIONAL CORPORATION DATED MARCH 17, 2020

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 23, 2020

On February 27, 2020, the Board of Directors (the “Board”) of Simmons First National Corporation (the “Company”) approved, subject to shareholder approval, certain amendments to the First Amended and Restated Simmons First National Corporation 2015 Incentive Plan (the “2015 Plan”). On or about March 17, 2020, the Company furnished a proxy statement (the “Proxy Statement”) to its shareholders describing the matters to be voted on at the Annual Meeting of Shareholders to be held on April 23, 2020 (the “Annual Meeting”), including the proposal to amend the 2015 Plan to increase the number of shares reserved for issuance from 4,000,000 to 7,600,000 and extend the term thereof from June 30, 2025 to June 30, 2030 (“Proposal 5”).

After furnishing the Proxy Statement to shareholders, the Company was informed by Institutional Shareholder Services (“ISS”) that Proposal 5 received an unfavorable recommendation in part because the shareholder value transfer (“SVT”) for the proposed amended and restated 2015 Plan, as determined by ISS using its proprietary model, is greater than the benchmark calculated by ISS. A component of the ISS model for SVT is the number of additional shares of common stock requested to be authorized under a plan amendment proposal such as Proposal 5.

Although the Company disagrees with the ISS recommendation, it has decided to reduce the number of shares by which the shares reserved for issuance under the 2015 Plan would be increased if Proposal 5 is approved and, thereby, reduce the SVT of the proposed amended and restated 2015 Plan. Accordingly, on April 1, 2020, the Board approved the amendment of the 2015 plan, subject to shareholder approval, to change the number of shares reserved for issuance thereunder to 6,800,000 instead of 7,600,000, and otherwise ratified the amendments previously approved on February 27, 2020. The Board made no other changes to the 2015 Plan.

As a result of the Board’s action, if Proposal 5 is approved, the 2015 Plan will be amended to increase the number of shares reserved for issuance thereunder from 4,000,000 to 6,800,000 and extend the term thereof from June 30, 2025 to June 30, 2030. Except as set forth herein, there are no changes to Proposal 5.

The complete text of the 2015 Plan, as proposed to be amended, is attached as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on April 2, 2020 with the U.S. Securities and Exchange Commission, a free copy of which may be obtained at the SEC’s website, www.sec.gov.

Key Considerations in Approving the Amendment of the 2015 Plan

In considering Proposal 5, the Company believes that it is important for shareholders to consider the following factors:

•	The 2015 Plan provides the Company with the flexibility to develop and deliver short-term cash incentive programs and long-term equity incentive programs that are competitive, that attract and retain key talent, and that meet current and evolving compensation practices. The use of equity-based awards reflects the Board’s belief that encouraging stock ownership by executive officers and other key employees serves to attract, retain, and motivate them by providing a direct, financial interest in the Company’s continued success.
•	Since the beginning of 2017, the Company’s total consolidated assets have increased from approximately $8.4 billion to approximately $21.3 billion at the beginning of 2020. As the Company’s assets have grown, so, too, have its employees, from approximately 1,875 full time equivalent employees at the beginning of 2017 to approximately 3,270 full time equivalent employees at the beginning of 2020.
•	The Company’s rapid growth, combined with continued competition in the financial industry for top-notch talent, has significantly increased the importance of equity-based compensation as a key component for employee recruitment and retention. It has also resulted in a faster-than-expected reduction in the number of shares set aside for issuance under the 2015 Plan. Consequently, if the Company does not receive shareholder approval for the amended 2015 Plan, the Company will need to consider compensation alternatives for 2021 and beyond that do not include equity compensation, or include equity compensation to a lesser degree, than is the case with current practices.
•	In the Board’s opinion, equity-based compensation has significantly contributed to the Company’s growth and success to date and should continue to do so in the future. Thus, the Board considers approval of the amendments to the 2015 Plan critical to the Company’s ability to continue to execute its strategic plans.
•	The additional 2,800,000 shares of Company common stock that will be reserved for issuance under the 2015 Plan if shareholders approve the proposed amendments thereto represent approximately 2.47% of outstanding Company shares as of February 25, 2020, and 2.46% of fully diluted Company shares as of the same date (which assumes the issuance of shares pursuant to both outstanding stock options and restricted and performance stock units).

ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 5.

Any vote “FOR” or “AGAINST” Proposal 5 using the proxy card or by the Internet site or telephone number made available previously by the Company to shareholders, or using the voting instruction card or by the Internet site or telephone number made available previously to beneficial owners by a broker, bank or other nominee, will be counted as a vote “FOR” or “AGAINST” Proposal 5, as revised as described above. If any shareholder has already returned his or her properly executed proxy card or voted via the Internet or by telephone and would like to change his or her vote on any matter, such shareholder may revoke his or her proxy before it is voted at the Annual Meeting by submission of a proxy bearing a later date or by the Internet, by telephone, by mail (if permitted by a broker, bank or other nominee) or by attending the Annual Meeting in person and casting a ballot or as otherwise described in the Proxy Statement. If any shareholder would like a new proxy card, he or she should contact the Company’s transfer agent, Computershare, at 1-800-368-5948. If any shareholder has any questions, he or she should contact Steve Massanelli, Executive Vice President, Chief Administrative Officer and Investor Relations Officer, at 870-541-1183 or steve.massanelli@simmonsbank.com.

This Supplement to the Proxy Statement is first being released to shareholders on or about April 2, 2020, and should be read together with the Proxy Statement. The information contained in this Supplement to the Proxy Statement modifies or supersedes any inconsistent information contained in the Proxy Statement.

George A. Makris III, Secretary

Pine Bluff, Arkansas

April 2, 2020